Exhibit 15



Aug 5, 1997


Idaho Power Company
Boise, Idaho

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Idaho Power Company and subsidiaries for the periods ended March 31, 1997 and 1996, as indicated in our report dated April 30, 1997; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, is incorporated by reference in Registration Statement Nos. 333-00139 and 33-51215 on Form S-3, and Registration Statement no. 33-56071 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the aforementioned registration statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.






DELOITTE & TOUCHE LLP
Portland, Oregon